Exhibit (c)(1)


                              RONALD WHITMAN WEISS
                                 737 PARK AVENUE
                            NEW YORK, NEW YORK 10021
                                 (212) 535-2077

March 8, 2001

Board of Directors
Vinings Investment Properties Trust
2839 Paces Ferry Road
Atlanta, GA 30339-5704

Gentlemen:

     We have been asked to up-date our evaluations of the value of Vinings' share price, as of the year ending December 31, 2000. The best measure of share market value for any public company, is the currently traded price per share on the open market. Even when the trading market is thin, as in this instance, it is still indicative of the value that these shares would command if liquidation took place. The market price of Vinings' stock had shown wide fluctuations during the past twelve-month period, and during the latter part of December, VIPIS shares traded at their lowest point, below $2.00 per share. Therefore, we concluded that a fair market price valuation would be in a range between $2.00 and $2.25 per share.

     Although, Book Value or Net Asset Value, is not always a good measure for a public company, it is more appropriate for a real estate investment trust, than most other publicly owned companies. In this instance, after an allowance for accumulated depreciation, the net share value can still be approximated at $3.25.

     Earnings per share and price earnings ratios, are not viable methods for estimating a share value for a real estate owning company, for the reasons stated. Cash flow and/or Adjusted Funds from Operations, is a much truer approximation. An analysis of comparable AFFO multiples, from other real estate investment trusts in Vinings' peer group, indicates that an appropriate fair market value based upon AFFO Multiples, would still be in a range between $2.90 and $3.25 per share.

     Finally, an estimate based upon net value of the underlying real estate owned by Vinings, is another excellent indication for the fair per share market value for the Vinings stock. In lieu of appraisals for each of the individual properties, we previously used a capitalized net operating income model, based upon the gross income for the latest verified twelve month period, which we had prior to year end December 31, 2000. The actual year end rent and expense numbers, reported to us at this time by the company, showed that gross possible rents and net operating income, had both been over-stated in our original evaluation, and reduced by the year end.

     Therefore, as indicated in the attached valuation, including the joint venture equity, a capitalization of the actual year-end net operating income would indicate a lower revised approximate per share value of $2.66.

     All of these factors indicate that we should revise our estimate of per share value to a lower range than our original December 15, 2000, opinion of $3.25, to a range between $2.66 and $3.25 per share. This produces an average per share value of approximately $3.00 per share, as of the year-end, December 31, 2000.

     We hereby consent to the inclusion of the fairness opinion and its description and the report to the Board of Trustees in all required filings with the Securities and Exchange Commission, including without limitation a Proxy Statement and Schedule 13E-3 relating to the transaction.

                                                     Very truly yours,

                                                     /s/ Ronald Whitman Weiss
                                                     ------------------------
                                                     Ronald Whitman Weiss

                       VININGS INVESTMENT PROPERTIES TRUST
                               VALUATION ANALYSIS
                         REVISED AS OF DECEMBER 31, 2000
                        ----------------------------------

                                                          (EXCLUDING PBC)
                                                              ACTUALS
                                                            DECEMBER 31,
                                                               2000
                                                          --------------
GROSS POSSIBLE                                              11,610,408
VACANCY                                                        784,061
CONCESSION                                                     151,861
MODEL/OFFICE                                                     8,458
WRITE OFFS                                                     146,166
                                                          --------------
            NET RENTAL INCOME                               10,519,863
OTHER INCOME                                                   551,837
                                                          --------------
            TOTAL INCOME                                    11,071,700

SALARIES                                                     1,053,166
LEASING/ADVERTISING                                             77,119
ADMINISTRATIVE                                                 269,574
CORPORATE UNIT                                                  51,228
UTILITIES                                                      757,932
MAINTENANCE                                                    754,522
MANAGEMENT FEES                                                388,736
R. E. TAX & PERS. PROP. TAXES                                  893,736
INSURANCE                                                       94,386
                                                          --------------

       TOTAL OPERATING EXPENSE                               4,340,398
                                                          --------------
          NET OPERATING INCOME                               6,731,302

           REPLACEMENT RESERVE         250                     377,500
                                                          --------------
             NOI AFTER CAPITAL                               6,353,802
                                                          --------------
               Portfolio Value       9.50%                  66,882,122

      Plus estimated PBC Value                               3,000,000
                                                          --------------
                                                            69,882,122
                  Cost of Sale          1%                     698,821
                 Mortgage Debt                              56,742,209
                                                          --------------

              REMAINING EQUITY                              12,441,092
          Joint Venture Equity                                (443,575)
                                                          --------------
                      Subtotal                              11,997,516

         Less Preferred Payoff                               8,867,529
                                                          --------------

        Total Remaining Equity                               3,129,987
                                                          ==============
Outstanding Common Shares/Units
(excludes options)                                           1,343,034
                                                          ==============

                             Value per Share                      2.33
                                                          ==============

Value per Share (Without negative JV Equity)                      2.66
                                                          ==============

                           TRADE LINE GRAPH for VIPIS
                                    US Equity
                           --------------------------

Range:   9/8/00 - 12/28/00        Period:  DAILY              Base Currency: USD

                           --------------------------------
                              Comp/Close/Trade/USD
                           --------------------------------
                           Last                   1.9375
                           High   09/11/00        2.6250
                           Ave                    2.2679
                           Low    12/27/00        1.9375
                           --------------------------------


Reflects the daily trading price for VIPIS for the period 9/8/00 through 12/28/00. Graph obtained from Bloomberg Professional on-line services. The graph was not accompanied by a tabular representation of the data.


Copyright 2000 BLOOMBERG L.P.

PRICE TABLE
VININGS INVESTMENT PROPERTIES TRUST  (VIPIS   US)                          USD
12/28/00  TO  10/30/00

--------------------------------------------------------------------------------
      DATE     PRICE            DATE    PRICE             DATE       PRICE
--------------------------------------------------------------------------------
F                          F    12/8                F     11/17
T     12/28   1 15/16      T    12/7                T     11/16
W     12/27   1 15/16      W    12/6                W     11/15
T     12/26                T    12/5    2 1/16      T     11/14
M     12/25                M    12/4                M     11/13

F     12/22                F    12/1                F     11/10
T     12/21                T   11/30                T      11/9
W     12/20                W   11/29                W      11/8
T     12/19                T   11/28                T      11/7
M     12/18                M   11/27                M      11/6      2 3/16

F     12/15                F   11/24                F      11/3
T     12/14                T   11/23                T      11/2
W     12/13                W   11/22                W      11/1
T     12/12      2         T   11/21                T     10/31
M     12/11      2         M   11/20                M     10/30


Copyright 2000 BLOOMBERG L.P.

HISTORICAL PRICE TRADED CURRENCY
VININGS INVESTMENT PROPERTIES TRUST (VIPIS US)
Range:  9/8/00 to 12/28/00         Market:  Trade                Period:  Daily


      DATE    PRICE   CURRENCY        DATE      PRICE   CURRENCY       DATE     PRICE     CURRENCY
---------------------------------------------------------------------------------------------------------
    12/28/00  1 15/16   USD          12/1/00                          11/6/00  2 3/16         USD
    12/27/00  1 15/16   USD         11/30/00                          11/3/00
    12/26/00                        11/29/00                          11/2/00
    12/25/00                        11/28/00                          11/1/00
    12/22/00                        11/27/00                         10/31/00
    12/21/00                        11/24/00                         10/30/00
    12/20/00                        11/23/00                         10/27/00   2 3/8         USD
    12/19/00                        11/22/00                         10/26/00
    12/18/00                        11/21/00                         10/25/00
    12/15/00                        11/20/00                         10/24/00
    12/14/00                        11/17/00                         10/23/00   2 3/8         USD
    12/13/00                        11/16/00                         10/20/00
    12/12/00     2      USD         11/15/00                         10/19/00
    12/11/00     2      USD         11/14/00                         10/18/00   2 3/8         USD
     12/8/00                        11/13/00                         10/17/00
     12/7/00                        11/10/00                         10/16/00
     12/6/00                         11/9/00                         10/13/00
     12/5/00  2 1/16    USD          11/8/00                         10/12/00   2 1/2         USD
     12/4/00                         11/7/00                         10/11/00
---------------------------------------------------------------------------------------------------------

Copyright  2000 BLOOMBERG L.P.

                    CORPORATE ACTION PRICE GRAPH for VIPIS US
                     ---------------------------------------


Range:  9/13/00 - 12/28/00        Period:  DAILY         Line Chart  USD E

                           --------------------------------
                                   Comp/Trade/USD
                           --------------------------------
                           Last         1.9375 on 12/28/00
                           High            2.5 on 10/12/00
                           Ave           2.224
                           Low          1.9375 on 12/28/00
                           --------------------------------

Reflects the market's reaction to corporate actions and how they may impact the price of the company's stock for the period 9/13/00 through 12/28/00. Graph obtained from Bloomberg Professional on-line services. The graph was not accompanied by a tabular representation of the data.


Copyright  2000 BLOOMBERG L.P.

                               COMPARATIVE RETURNS
                               -------------------

Range:  1/3/00 - 12/28/00        Period:  DAILY             360 Day Period


  Securites       Currency    Prc Appr    Total Return    Difference   Annual Eq
--------------------------------------------------------------------------------
VIPIS US Equity     USD       -51.56%      -51.56%        -13.59%        -52.05%
CCMP Index          USD       -38.09%      -37.98%                       -38.39%

                                                   (* = No dividends or coupons)

Compares the daily returns of VIPIS to the daily returns of the NASDAQ Composite Index for the period 1/3/00 through 12/28/00. Graph obtained from Bloomberg Professional on-line services. The graph was not accompanied by a tabular representation of the data.


Copyright  2000 BLOOMBERG L.P.